Exhibit 3.40
CERTIFICATE OF FORMATION
ALLIED SERVICES, LLC
     Pursuant to § 18-201, Delaware Code Annotated, the undersigned states as follows:
     1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “Allied Services, LLC”.
     2. Registered Office; Registered Agent. The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The Company’s registered agent at that address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the 12th day of November, 1997.

Allied Waste North America, Inc., a Delaware corporation, Sole Member
By:	/s/ Steven M. Helm
Steven M. Helm, Vice President/Legal

CERTIFICATE OF AMENDMENT
OF
ALLIED SERVICES, LLC
1.	The name of the limited liability company is Allied Services, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
           The name and business address of each member is as follows:
a.)	Allied Waste Landfill Holdings, Inc., Managing Member 15880 North Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona 85260-1649

b.)	Allied Waste North America, Inc., Member 15880 North Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona 85260-1649

c.)	Allied Green Power, Inc., Member 15880 North Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona 85260-1649
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed as of the 4th day of June, 2004.

	By:	/s/ Jo Lynn White
	Name:	Jo Lynn White

Assistant Secretary of Allied Waste
North America, Inc. Member

Secretary of Allied Waste Landfill
Holdings, Inc., Member, and Allied
Green Power, Inc., Member
State of Delaware
Secretary of State
Division of Corporations
Delivered 07:55 PM 06/10/2004
FILED 06:25 PM 06/10/2004
SRV 040432936 — 2820612 FILE